UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2015

SteadyMed Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36889	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Oppenheimer Street
Rehovot 7670105, Israel

(Address of principal executive offices, including zip code)

925-272-4999

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2015 (the “Effective Date”), SteadyMed, Ltd. (the “Company”) entered into an Exclusive License and Supply Agreement (the “License Agreement”) with Cardiome Pharma Corp. and Correvio International Sárl (collectively, “Cardiome”), pursuant to which Cardiome obtained exclusive rights to commercialize the Company’s Trevyent® product candidate in certain regions outside the United States if Trevyent is approved for the treatment of pulmonary arterial hypertension in such regions and in which Company agreed to manufacture and supply such product for commercialization by Cardiome. The exclusive territory includes the European Union, Canada and the Middle East.

Under the License Agreement, the Company may receive up to $12.25 million in up-front and milestone payments, of which $3.0 million is payable within seven business days of the Effective Date, $7.25 million is payable in connection with the achievement of certain regulatory milestones by the Company and $2.0 million is payable in connection with the achievement of a sales milestone by Cardiome. In addition, Cardiome will pay the Company a transfer price on finished goods and a scaling royalty ranging from the low teens to mid-twenty percent on future Trevyent sales by Cardiome. The License Agreement will expire on the tenth anniversary of the first sale by Cardiome under the License Agreement, subject to earlier termination in connection with the terms of the License Agreement.  This summary does not purport to be complete, and is qualified in its entirety by the terms and conditions of the License Agreement, a copy of which will be filed  with the Company’s Quarterly Report on Form 10-Q for the quarter ended  June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADYMED LTD.

	By:	/s/ David W. Nassif
Date: July 2, 2015		David W. Nassif
Chief Financial Officer